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                                                                     EXHIBIT (5)

      CREDIT SUISSE WARBURG PINCUS NEW YORK INTERMEDIATE MUNICIPAL FUND

                 Certificate of Authorization, Establishment and
                        Designation of Classes of Shares

        The undersigned, being the Vice President and Secretary of Credit Suisse Warburg Pincus New York Intermediate Municipal Fund, a Massachusetts trust with transferable shares (the "Trust"), DOES HEREBY CERTIFY that, pursuant to the vote of a Majority of the Trustees of the Trust acting pursuant to Section 6.1(b) and Section 9.3 of the Trust's Agreement and Declaration of Trust dated December 23, 1986, as heretofore amended (the "Declaration"), at a meeting duly called and held on October 2, 2001, the Trust does hereby authorize, establish and designate one (1) new Class of Shares having the relative rights and preferences set forth below:

        1. The assets held by the Trust on October 2, 2001 (the "Reference Date") consist of a single portfolio, the New York Intermediate Municipal Fund (the "Existing Portfolio"). The beneficial interests in the Existing Portfolio are at the Reference Date represented by a single series of Shares, par value one mill ($.001) per share (the "Existing Series"). The shares of the Existing Series authorized at the Reference Date consist of one Class (the "Existing Class"), the Common Class Shares. An unlimited number of shares of the Existing Class may be issued.

        2. In addition to the Existing Class, there is hereby authorized and established one (1) new Class of Shares of the Existing Series, which shall bear the name Class A Shares (a "New Class"). An unlimited number of Shares of the New Class may be issued.

        3. Shares of the New Class shall be entitled to the additional relative rights and preferences, shall be subject to the liabilities, shall have the other characteristics, and shall be subject to the powers of the Trustees, all as set forth in the Declaration, including without limitation paragraphs (a) through (k) of Section 6.2 thereof. Shares of the New Class shall have such further additional rights and obligations with respect to sales charges, redemption charges and other fees or charges, allocations of expenses, conversion rights and voting rights as are determined by the Trustees with respect to such New Class as set forth in the Prospectus or Statement of Additional Information pursuant to which the Shares of such New Class are sold.

        4. Capitalized terms used herein without definition have the meanings assigned to such terms in the Declaration.

        IN WITNESS WHEREOF, I have hereunto set my hand as of the day and year set forth opposite my signature below.


Dated: October 23, 2001                 /s/ HAL LIEBES
                                        ----------------------------------------
                                        Name:  Hal Liebes
                                        Title: Vice President and Secretary



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                                 ACKNOWLEDGMENT

STATE OF NEW YORK        )
                         )
COUNTY OF NEW YORK       ) ss.                                  October 23, 2001


        Then personally appeared the above-named Hal Liebes and acknowledged the foregoing instrument to be his free act and deed.

        Before me,


         GEORGE TRAVERS                 /s/ GEORGE TRAVERS
 Notary Public, State of New York       ----------------------------------------
        No. 02TR5014235                 Notary Public
  Qualified in New York County
Commission Expires July 15,  2003       My Commission Expires: 7/15/03
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